CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment 34 to Registration Statement No. 002-98199 on Form N-1A of our report dated October 10, 2006, relating to the financial statements of The American Funds Income Series - U.S. Government Securities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche, LLP
Costa Mesa, California
October 27, 2006